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                                  EXHIBIT 99.1

                                  PRESS RELEASE

                  LARSCOM LAUNCHES AN AGGRESSIVE EXPANSION PROGRAM
    WAN ACCESS EQUIPMENT VENDOR TO INVEST HEAVILY IN NEW MARKETS AND PRODUCTS
                             FOR SERVICE PROVIDERS

MILPITAS, CALIF. (NOVEMBER 18, 1999) - Larscom Incorporated (NASDAQ: LARS), a leading provider of WAN access equipment, today announced that the company has launched an aggressive program to develop new products and expand into new markets.

Larscom has defined specific products and programs that the Board of Directors approved for funding at its November 17, 1999 meeting in Milpitas, CA. These investments are expected to result in operating losses in Fiscal Year 2000. Larscom had previously indicated in a press release dated October 18, 1999 that its future development plans could adversely affect earnings.

"The needs of our service provider customers have evolved as competition in the communications industry has intensified," said Bob Coackley, Larscom's President and CEO. "We recognize these changes in the market and have already invested in product development to increase the capabilities of our access solutions. With the Board's approval for extended funding for R&D, marketing, and international sales, we now have the means to move ahead aggressively in developing new products and new solutions to meet our customers' needs."

"Earlier this week, we announced our new technology relationship with PacketStream," continued Coackley. "This is just one of many steps that we will be taking to add the features and functionality that our service provider customers need to be successful."

The Company expects to release more detailed information about its new product development in the next few months.

"Larscom has a solid business plan, a strong cash position and no debt," stated Don Morgan, Larscom's Chief Financial Officer. "Although the level of investment is significant and will impact company profitability, I believe that this investment will position the company for long-term growth."

Also at its November meeting, the Board accepted the resignation of Donald Green as a member of Larscom's Board of Directors. Mr. Green, who is Chairman of the Board of Advanced Fibre Communications, commented, "I am supportive of Larscom's plans for the future, however, I felt my resignation was in the best interest of AFC and Larscom for reasons related to prospective conflict of interest."

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LARSCOM INCORPORATED is a leading provider of high-speed wide area network
(WAN) access equipment used by network service providers and large corporate enterprises. Larscom is headquartered in Milpitas, California, with an East Coast facility in Research Triangle Park, North Carolina, and sales offices throughout the U.S. and the U.K. For more information visit the company's website at www.larscom.com.

Any forward looking statements in this news release are based on current expectations and beliefs and are subject to risks and uncertainties that could cause the actual results to differ materially. Factors that could cause actual results to differ materially include risks associated with customer concentration, dependence on recently introduced products and products under development, dependence on component availability of key suppliers, rapid technological change, fluctuations in quarterly operating results, a significant write down of deferred tax assets that could be required in the event of continuing lack of future profits, absence of significant backlog, risks associated with potential acquisitions, as well as additional risk factors as discussed in the "Risk Factors" section of Larscom's annual report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities Exchange Commission.

For More Information Contact:
Michelle Solis
Larscom Incorporated
Tel:    (408) 941-4274